                                             Pursuant to Rule 424(b)(3) and (c)
                                                     Registration No. 333-45463
PROSPECTUS SUPPLEMENT NO. 2
(TO PROSPECTUS DATED MAY 6, 1998)

                                 $100,000,000

                                  P-COM, INC.

                4 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2002
                     INTEREST PAYABLE MAY 1 AND NOVEMBER 1
                          AND SHARES OF COMMON STOCK
                       ISSUABLE UPON CONVERSION THEREOF

  This Prospectus Supplement (this "Supplement") relates to $100,000,000 aggregate principal amount of 4 1/4% Convertible Subordinated Notes due 2002 (the "Notes") of P-Com, Inc., a Delaware corporation (together with its subsidiaries, "P-Com" or the "Company"), and the shares of common stock, par value of $.0001 per share, of the Company (the "Common Stock") which are issuable upon conversion of the Notes (the "Shares"). The Notes and the Shares that are being registered hereby are to be offered for the account of the holders thereof (the "Selling Securityholders"). The Notes were originally issued in a private placement consummated in November 1997. This Supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus dated May 6, 1998, as amended and supplemented to date (the "Prospectus"). All capitalized terms used but not defined in this Supplement shall have the meanings given them in the Prospectus.

                            SELLING SECURITYHOLDERS

  The following table sets forth the principal amount of notes owned by Selling Securityholder and the number of Shares into which such Notes are convertible who were not specifically identified in the Prospectus as Selling Securityholders. The table of Selling Securityholders in the Prospectus is hereby amended to include the following Securityholders:

                                                                     NUMBER OF
                                                                     SHARES OF
                                    AGGREGATE PRINCIPAL PERCENT OF  COMMON STOCK
                                      AMOUNT OF NOTES      NOTES      THAT MAY
BENEFICIAL HOLDER                    THAT MAY BE SOLD   OUTSTANDING  BE SOLD(1)
-----------------                   ------------------- ----------- ------------
PaineWebber Incorporated(2)........      7,150,000         7.150%     260,379

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(1) Assumes a conversion price of $27.46 per share and a cash payment in lieu of any fractional share interest.
(2) During the past three years, PaineWebber Incorporated has served as co-managing underwriter on each of P-Com's three underwritten offerings, served as investment adviser, served as placement agent in connection with the offer and sale of Notes and have provided and may in the future provide financial advisory or other services to the Company for which it has received and may in the future receive customary fees, reimbursement of expenses and indemnification protection.

* The Company may amend or supplement the Prospectus and this Prospectus Supplement from time to time to update the disclosure set forth therein and herein.

            THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MAY 15, 1998.